Exhibit 99.1

Media Relations

News release

FOR IMMEDIATE RELEASE

Contact:

James Fetig

781-522-5111

RAYTHEON SUBMITS SETTLEMENT OFFER TO SEC

WALTHAM, Mass., April 15, 2005 – Raytheon Company (NYSE: RTN) today announced that it has submitted an offer of settlement to the staff of the Securities and Exchange Commission (“SEC”), which the staff has agreed to recommend to the SEC, to resolve a pending, previously-disclosed investigation into the Company’s disclosures and accounting practices, primarily related to its Raytheon Aircraft Company (“RAC”) commuter aircraft business, during the period from 1997 to 2001.

Following discussions with the SEC staff, the Company made an offer of settlement to the SEC staff in order to resolve this matter. The Company, without admitting or denying any wrongdoing, offered to pay a civil penalty of $12 million and consent to the entry of a cease and desist order with respect to violations of Sections 17(a)(2)-(3) of the Securities Act of 1933 and Sections 13(a) and 13(b)(2)(A)-(B) of the Securities Exchange Act of 1934, and related SEC rules. The SEC staff has agreed to recommend that the SEC approve the offer of settlement. The proposed settlement is subject to approval by the SEC.

Raytheon will record a $12 million after-tax charge in its 2005 first quarter.

The Company understands that the SEC staff has made a preliminary decision to recommend that the Commission bring action against two current employees: Edward S. Pliner, its current Senior Vice President and Chief Financial Officer, and one non-executive employee. The staff is providing these individuals the opportunity to respond in writing. Both individuals have been placed on administrative leave. The Company has named its Vice President and Controller, Biggs C. Porter, as acting Chief Financial Officer.

Raytheon Company (NYSE: RTN), with 2004 sales of $20.2 billion, is an industry leader in defense and government electronics, space, information technology, technical services, and business and special mission aircraft. With headquarters in Waltham, Mass., Raytheon employs 80,000 people worldwide.

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